Exhibit 99.1

PRESS RELEASE

CMGI REPORTS 2007 FOURTH QUARTER AND FISCAL YEAR

FINANCIAL RESULTS

- Company Reports Strong Financial Performance for 2007 and Third

Consecutive Profitable Year -

- Company to Execute Reverse Stock Split -

- Stock Repurchase Program Announced -

Waltham, Mass. September 25, 2007 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its fiscal 2007 fourth quarter and full year ended July 31, 2007.

Fourth Quarter Financial Summary

•	Net revenue of $252.6 million, a decrease of 3.6% from the fourth quarter of the prior year

•	Gross margin, as a percentage of revenue, increased to 12.1% from 10.7% last year

•	Operating loss of $2.4 million compared with operating income of $1.7 million in the prior year

•	Net loss of $6.2 million or $0.01 per diluted share compared to net loss of $2.5 million or $0.01 per diluted share in the same period last year

•	Non-GAAP operating income of $7.2 million compared with $7.6 million in the fourth quarter of 2006

•	Cash, cash equivalents and marketable securities at July 31, 2007 increased to $282.3 million from $228.7 million at July 31, 2006

Fourth Quarter Consolidated Financial Results

CMGI reported net revenue of $252.6 million for the fourth quarter of fiscal 2007, 3.6% lower than net revenue of $261.9 million reported for the same period one year ago. The decline in revenue primarily related to previously announced program changes for certain clients, partially offset by revenue growth from other client engagements.

Gross margin was $30.5 million in the fourth quarter of fiscal 2007, an increase of 9.0% compared with $28.0 million in the fourth quarter of fiscal 2006. As a percentage of revenue, gross margin increased to 12.1% in the fourth quarter of fiscal 2007 from 10.7% in the fourth quarter of the prior year. The improved gross margin percentage was attributed to revenue from engagements in target vertical markets, revenue from higher margin services and the continued realization of operating efficiencies.

“For the fourth quarter, we reported financial performance that was in line with our expectations, concluding a good fiscal year in which we made significant progress executing our strategic initiatives,” said Joseph C. Lawler, Chairman, President and Chief Executive Officer of CMGI. “As anticipated, revenue for the fourth quarter was affected by specific client programs that were discontinued, but were partially offset by growth from other client engagements. Compared with the fourth quarter of last year, gross margin percentage increased to 12.1% of revenue compared with 10.7% as a result of the progress we are making with our strategies to increase revenue from targeted vertical markets and higher margin services, while improving efficiencies in our business.”

Selling, General and Administrative expense, including restructuring and amortization of stock compensation for the fourth quarter was $33.0 million compared to $26.3 million in the fourth quarter of the prior period. The increase of $6.7 million was primarily due to an increase in restructuring related expense of $1.8 million associated with a restructuring action taken in North America and higher compensation expense of $4.5 million which relates to amounts earned for fiscal 2007 performance under the company’s Management Incentive Plan, which covers approximately 10% of the company’s full time employees. Based on these factors, operating loss for the fourth quarter of 2007 was $2.4 million compared to operating income of $1.7 million reported in the fourth quarter of the prior period.

During the fourth quarter, CMGI continued to invest in its strategic initiatives which are focused on penetrating new target vertical markets including Communications, Storage and Consumer Electronics, expanding service offerings, deploying a new Enterprise Resource Planning (ERP) technology platform and implementing a shared services model, which includes consolidating IT and finance infrastructures. These investments totaled approximately $5.7 million during the quarter, of which approximately $2.9 million was recorded as an operating expense in the period, with the remainder capitalized on the balance sheet. In comparison, the fourth quarter of the prior year included investments of $4.9 million related to these initiatives.

For the fourth quarter, CMGI reported a net loss of $6.2 million, or $0.01 per diluted share, compared to net loss of $2.5 million, or $0.01 per diluted share, for the same period in the prior fiscal year. The increase in net loss for the fourth quarter of 2007 was primarily due to the increase in restructuring and compensation expenses. The results for the fourth quarter of 2006 included a gain of $4.6 million, related to the acquisition by a third party of Alibris, an @Ventures portfolio company. There were no material gains or losses attributed to @Ventures during in the fourth quarter of 2007.

Excluding net charges related to depreciation, amortization of intangibles, stock-based compensation and restructuring, CMGI reported non-GAAP operating income of $7.2 million for the fourth quarter of fiscal 2007 versus non-GAAP operating income of $7.6 million for the same period in fiscal 2006.

Fiscal Year 2007 Financial Summary

•	Net revenue of $1.14 billion, compared to net revenue of $1.15 billion in the prior year

•	Gross margin, as a percentage of revenue, increased to 11.5% from 10.3% in fiscal 2006

•	Operating income increased to $14.8 million from $0.6 million in the prior fiscal year

•	Net income more than tripled to $49.4 million or $0.10 per diluted share from $14.9 million or $0.03 per diluted share in 2006

•	Non-GAAP operating income was $44.4 million compared with non-GAAP operating income of $32.4 million for the prior fiscal year

Fiscal Year 2007 Business Highlights

ModusLink:

•	Secured 118 new engagements, including multiple engagements for some clients, with 52 coming from new target markets of Storage, Communications and Consumer Electronics

•	Achieved significant progress implementing a shared services model and investing in ERP system

•	Strengthened footprint with the acquisition of remaining stake of joint venture in Japan

•	Made key hires to the leadership team for the CFO, President of Sales and Marketing and CIO positions

•	Created an executive position dedicated to reviewing and pursuing possible acquisition and strategic partnership opportunities

@Ventures:

•	Liquidity events for two portfolio companies, Avamar Technologies, Inc. and Mitchell International, Inc., resulting in proceeds of approximately $28.7 million and $1.6 million respectively

•	Invested an aggregate of $11.2 million, including investments in new portfolio companies H2Oil Recovery Services, Earthanol and Powerit Holdings

Fiscal Year Consolidated Financial Results

“During fiscal 2007, we continued to make significant change in our business to transform the company into a leader in supply chain services and I’m pleased with the progress. During the year, we executed our strategy of increasing revenue from higher growth and higher margin target vertical markets. During fiscal 2007, 118 new engagements were secured, including multiple engagements for some clients, with 52 of those coming from our new markets of storage, communications and consumer electronics. In addition, we made progress strengthening our sales and marketing programs, implementing a shared services model and investing in our infrastructure with the implementation of an ERP platform, which is on track with our plans. Importantly, we have assembled a strong and highly experienced leadership team by making key hires for the President of Sales and Marketing, CFO and CIO positions,” said Lawler.

CMGI reported net revenue of $1.14 billion for the fiscal year ended July 31, 2007, comparable to $1.15 billion reported for the 2006 fiscal year.

Gross margin was $131.1 million or 11.5% of revenue for fiscal 2007, compared with $118.2 million, or 10.3% of revenue in fiscal 2006. As a percentage of revenue, gross margin improvement was attributed to revenue from engagements in target vertical markets and higher margin services, as well as the realization of operating efficiencies.

Operating income for the fiscal year was $14.8 million compared to operating income of $0.6 million for the 2006 fiscal year. Compared with the prior year, operating results were positively affected by improved gross margin performance and a reduction in restructuring expenses.

For the 2007 fiscal year, CMGI reported net income of $49.4 million or $0.10 per diluted share compared to net income of $14.9 million or $0.03 per diluted share for the same period in the prior fiscal year. Net income for fiscal 2007 included $35.0 million of investment proceeds from liquidity events from @Ventures, compared to proceeds of $27.3 million in fiscal 2006. The gains for fiscal 2007 included a gain of $28.7 million from the acquisition by a third party of Avamar, a company in the @Ventures portfolio, during the year.

Excluding the effects of charges related to depreciation, amortization of intangibles, stock-based compensation and restructuring, CMGI reported non-GAAP operating income of $44.4 million for the 2007 fiscal year compared with non-GAAP operating income of $32.4 million for the prior fiscal year.

As of July 31, 2007, CMGI had working capital of approximately $320.2 million compared with $282.2 million at July 31, 2006. Included in working capital as of July 31, 2007 were cash, cash equivalents and marketable securities totaling $282.3 million compared to $228.7 million at July 31, 2006.

“Although we are pleased with the progress we made this year, there is a lot of work required for us to achieve our long term financial goals,” said Lawler. “Fiscal 2008 is an important transformational year for CMGI and during the year we expect to nearly complete our most significant strategic initiatives, enabling us to improve our operating performance.”

Outlook

The company currently expects revenue of approximately $1.10 billion to $1.15 billion and operating income to be approximately 2.0% to 2.5% of revenue in fiscal 2008, before any restructuring. Restructuring for fiscal 2008 is expected to be $5 million to $8 million.

CMGI Announces One-for-Ten Reverse Split

CMGI announced that its Board of Directors has authorized the company to proceed with a 1 for 10 reverse stock split, which had been approved by stockholders at the Annual Meeting of Stockholders on December 7, 2006. CMGI’s common stock will begin trading at the split-adjusted level on November 1, 2007. For 20-trading days following the split, CMGI’s common stock will trade under the trading symbol “CMGID”. After the 20-trading day period, CMGI’s common stock will resume trading under the symbol “CMGI”.

“As a result of a history of acquisitions and stock splits, CMGI currently has approximately 490 million shares outstanding and a market capitalization of more than $700 million,” said Lawler. “This structure, resulting in a relatively low stock price, has been a challenge for many of our potential investors. We believe that the reverse stock split at this time will allow us to attract a wider circle of investors, reduce the transactional cost for institutional investors trading our stock and better reflect our position as a substantial global business.”

The number of shares of CMGI common stock issued and outstanding will be reduced from approximately 490 million shares as of September 25, 2007, to approximately 49.0 million shares post-split. No fractional shares will be issued in connection with the reverse stock split. CMGI shareholders who would be entitled to fractional shares will receive cash payments in lieu of receiving fractional shares.

CMGI Announces Stock Repurchase Program

CMGI also announced that its Board of Directors has authorized the repurchase of up to $50 million of the company’s common stock from time to time on the open market or in privately negotiated transactions over the next 18 months.

“We believe the repurchase of the company’s shares represents an excellent long-term investment,” said Lawler. “In addition, the program reflects our optimism for CMGI’s future and demonstrates our commitment to enhancing shareholder value. In addition, this still leaves us with a strong balance sheet with which to pursue acquisitions and make additional investments as appropriate.”

The timing and amount of any shares repurchased will be determined by the company’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when CMGI might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the company’s stock plans and for other corporate purposes. The repurchase program will be funded using the company’s working capital.

Conference Call Information

CMGI will hold a conference call to discuss its fiscal 2007 fourth quarter and full fiscal year results at 5:00 PM Eastern Time on September 25, 2007. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the company’s financial results prepared in accordance with United States generally accepted accounting principles. The company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary ModusLink, provides industry-leading global supply chain management services and solutions that help businesses market, sell and distribute their products around the world. In addition, CMGI’s venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, expected revenue and operating income to be realized and the restructuring costs to be incurred in fiscal 2008, the expected impacts of the reverse stock split and the stock repurchase program, the assessment of the strength of the company’s balance sheet and use of those resources, the further execution of CMGI’s strategic business plan and impact of that plan, prospects for growth, the expected impact of strategic initiatives, improved operating performance and financial performance. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; Potential acquisitions and investments may not be available at all or on acceptable terms; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage CMGI’s financial condition and results of operations; ModusLink frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales are subject to demand variability; risks inherent with conducting international operations; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the venture capital portfolio may not occur; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2007	July 31, 2006	July 31, 2007	July 31, 2006
Net revenue	$252,560	$261,880	$1,143,026	$1,148,886

Operating expenses:
Cost of revenue	222,038	233,887	1,011,961	1,030,655
Selling	4,596	4,279	15,085	20,068
General and administrative	24,695	20,130	91,751	83,233
Amortization of intangibles	1,203	1,206	4,821	4,824
Restructuring, net	2,462	636	4,643	9,521

Total operating expenses	254,994	260,138	1,128,261	1,148,301

Operating income (loss)	(2,434)	1,742	14,765	585

Other income (expenses):
Interest income	3,042	2,218	10,437	6,218
Interest expense	(631)	(744)	(2,532)	(2,813)
Other gains (losses), net	(2,151)	4,425	31,874	28,518
Equity in income (losses) of affiliates	(276)	24	1,726	(49)

Total other income (loss)	(16)	5,923	41,505	31,874

Income (loss) from continuing operations before taxes	(2,450)	7,665	56,270	32,459
Income tax expense	3,757	2,817	7,135	3,780

Income (loss) from continuing operations	(6,207)	4,848	49,135	28,679

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	3	(7,394)	276	(13,734)

Net Income (loss)	$(6,204)	$(2,546)	$49,411	$14,945

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.01)	$0.01	$0.10	$0.06

Income (loss) from discontinued operations	$0.00	$(0.02)	$0.00	$(0.03)

Net earnings (loss)	$(0.01)	$(0.01)	$0.10	$0.03

Shares used in computing basic earnings (loss) per share	485,443	483,695	484,554	482,837

Shares used in computing diluted earnings (loss) per share	485,443	485,055	488,325	486,170

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Twelve months ended
	July 31, 2007	July 31, 2006	July 31, 2007	July 31, 2006
Net revenue:
Americas	$80,296	$98,555	$395,084	$479,093
Asia	69,021	59,727	288,936	245,624
Europe	103,243	103,598	459,006	424,169

	$252,560	$261,880	$1,143,026	$1,148,886

Operating income (loss):
Americas	$(1,969)	$3,037	$11,455	$18,049
Asia	4,396	5,177	29,808	19,018
Europe	(2,052)	(2,527)	(10,126)	(19,996)

	375	5,687	31,137	17,071
Other	(2,809)	(3,945)	(16,372)	(16,486)

	$(2,434)	$1,742	$14,765	$585

Non-GAAP operating income (loss):
Americas	$2,638	$4,604	$22,249	$25,882
Asia	6,906	7,077	38,234	26,179
Europe	(344)	(795)	(2,572)	(7,161)

	9,200	10,886	57,911	44,900
Other	(1,998)	(3,320)	(13,470)	(12,532)

	$7,202	$7,566	$44,441	$32,368

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

NON-GAAP Operating income	$7,202	$7,566	$44,441	$32,368

Adjustments:
Depreciation	(4,576)	(2,913)	(15,028)	(11,021)
Amortization of intangible assets	(1,203)	(1,206)	(4,821)	(4,824)
Stock-based compensation	(1,395)	(1,069)	(5,184)	(6,417)
Restructuring, net	(2,462)	(636)	(4,643)	(9,521)

GAAP Operating income	$(2,434)	$1,742	$14,765	$585

Other income, net	(16)	5,923	41,505	31,874
Income tax expense	3,757	2,817	7,135	3,780
Income (loss) from discontinued operations	3	(7,394)	276	(13,734)

Net income (loss)	$(6,204)	$(2,546)	$49,411	$14,945

CMGI, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	July 31, 2007	July 31, 2006
Assets:
Cash and cash equivalents	$169,481	$131,728
Available-for-sale securities	959	2,554
Short-term investments	111,850	94,450
Trade accounts receivable, net	185,574	175,391
Inventories, net	60,945	77,887
Prepaid and other current assets	11,659	11,638
Current assets of discontinued operations	91	1,962

Total current assets	540,559	495,610

Property and equipment, net	55,107	46,020
Investments in affiliates	30,460	20,655
Goodwill	178,276	181,239
Intangible assets, net	11,719	16,540
Other assets	3,007	3,139

	$819,128	$763,203

Liabilities:
Current portion of capital lease obligations	$459	$321
Accounts payable	151,233	151,077
Current portion of accrued restructuring	5,342	5,368
Accrued income taxes	7,288	5,502
Accrued expenses	50,710	43,526
Other current liabilities	2,539	2,819
Current liabilities of discontinued operations	2,782	4,775

Total current liabilities	220,353	213,388

Revolving line of credit	24,786	24,786
Long-term portion of accrued restructuring	5,136	6,831
Long-term portion of capital leases obligations	329	548
Other long-term liabilities	11,757	15,629
Non-current liabilities of discontinued operations	1,698	4,106

	43,706	51,900
Stockholders’ equity	555,069	497,915

	$819,128	$763,203

Contacts:

Investors-Financial

Steven G. Crane

Chief Financial Officer

781-663-5012

ir@cmgi.com

or

Media

Bob Joyce

Financial Dynamics

617-747-3620

bob.joyce@fd.com